NEWS RELEASE

# 43O October 20, 2004	Contact:	Allan V. Cecil
Vice President
+843/383-7524
allan.cecil@sonoco.com

SONOCO REPORTS THIRD QUARTER FINANCIAL RESULTS

Hartsville, S.C. – Sonoco (NYSE: SON), the global packaging company, today reported earnings of $.41 per diluted share for the third quarter of 2004, compared with $.14 per diluted share for the same period last year, it was announced by Harris E. DeLoach, Jr., president and chief executive officer.

Results for the third quarter of 2004 included the negative impact of after-tax restructuring costs of $.9 million ($.01 per diluted share) related to previously announced restructuring actions and a $3.6 million after-tax charge ($.04 per diluted share) related to the cost of replacing certain executive life insurance benefits. Results for the third quarter of 2004 were favorably impacted by a $1.8 million after-tax reduction ($.02 per diluted share) in expenses related to the adoption of new accounting guidance on the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Results for the third quarter of 2003 included after-tax restructuring costs of $15.6 million ($.16 per diluted share).

On May 19, 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position 106-2, ‘Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003’ (FSP 106-2). In adopting FSP 106-2, the Company accounted for the change in accounting principle as of January 1, 2004. Accordingly, the Company reduced its year-to-date retiree medical costs by $6.8 million or $5.2 million after-tax. The Company recognized one-third of this change in the third quarter of 2004 and restated the quarters ended March 28, 2004, and June 27, 2004, to reflect their respective amounts of the reduction in retiree medical costs. Thus, year-to-date earnings per diluted share of $1.18 is $.04 higher than the sum of previously reported year-to-date June earnings of $.73 per diluted share and earnings of $.41 per diluted share for the current quarter.

Net sales for the third quarter of 2004 were $811.1 million, versus $687.3 million for the same period in 2003. Income from continuing operations for the third quarter of 2004 was $40.9 million, versus $10.5 million in the third quarter of 2003. Income from continuing operations for the third quarter of 2004 included the above mentioned charges related to the executive life insurance benefits and restructuring, as well as cost reductions associated with the adoption of FSP 106-2, and income from continuing operations for the third quarter of 2003 included the above mentioned restructuring charges.

“The increase in year-over-year net income for the third quarter of 2004 was primarily the result of productivity initiatives and reduced costs associated with the restructuring actions taken in 2003; increased volume in the Consumer Packaging segment; the acquisition of the CorrFlex Graphics, LLC point-of-purchase business in late May 2004; the specific items detailed above; and a lower effective tax rate,” said DeLoach.

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North Second Street
Hartsville, S.C. 29550 USA
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Sonoco Reports 3rd Qtr Financial Results – page 2

“The price/cost relationship for the third quarter of 2004 was slightly negative when compared with the same period in 2003 as increased steel prices along with increased average prices of approximately $22 per ton for old corrugated containers (OCC), the Company’s primary raw material, were nearly offset by selling price increases. In addition, earnings were negatively impacted by start-up costs associated with the Company’s new multi-line, easy-open closure operation in Brazil, a new rigid plastic container plant in California and the costs associated with the movement of production between plants,” added DeLoach.

“Sales for the third quarter of 2004 were up approximately 18 percent over the same period in 2003, primarily reflecting increased average prices and volume for domestic engineered carriers and paperboard, recovered paper, rigid paper and plastic containers, molded and extruded plastics, easy-open closures and wire and cable reels; the acquisition of CorrFlex Graphics, LLC; and, to a lesser extent, the favorable impact of foreign exchange translation,” DeLoach stated.

Company-wide volumes during the third quarter of 2004 were up 15 percent, compared with the same period last year. This year’s third quarter included volumes from Sonoco CorrFlex, which was acquired on May 28, 2004. Excluding this acquisition, Company-wide volumes were up 8 percent for the third quarter 2004.

Cash generated from operations for the third quarter of 2004 was $81.2 million, compared with $121.1 million for the same period in 2003. The decrease in cash flow is primarily attributed to an increase in net working capital associated with higher sales and increased material costs in inventory as well as the start-up of the Company’s new multi-line, easy-open closure operation in Brazil. Cash generated from operations was used to fund capital expenditures of approximately $32.7 million, to pay dividends of approximately $21.5 million and to reduce debt by approximately $24.7 million.

For the first nine months of 2004, net sales were $2.3 billion, compared with $2 billion in the same period last year. Income from continuing operations for the first nine months of 2004 was $116.2 million, versus $59.1 million in the same period in 2003. Income from continuing operations for the first nine months of 2004 was positively impacted by the acquisition of CorrFlex Graphics, LLC; $9.1 million due to the recognition of certain tax benefits; and a $5.2 million after-tax reduction in expense resulting from the new Medicare Prescription Drug program. Income for the first nine months of 2004 was negatively impacted by after-tax restructuring charges of approximately $6.5 million, compared with $24.3 million in the same period of 2003; after-tax charges of approximately $3.6 million related to the establishment of reserves for claims against the Company as a result of a legal judgment; and by a $3.6 million after-tax charge related to the cost of replacing certain executive life insurance policies.

Also for the first nine months of 2004, cash generated from operations was $135.7 million, compared with $205.6 million for the same period in 2003. The decrease in cash flow is primarily attributed to an increase in net working capital. Cash generated from operations in the first nine months, along with the issuance of debt, was used to partially fund capital expenditures of $86.3 million, to pay dividends of $63.4 million and for the $250 million purchase of CorrFlex Graphics, LLC. Cash generated from operations in the first nine months of 2004 included the impact of $16 million for funding benefit plans in the first nine months of 2004, compared with approximately $4.3 million in the same period of 2003.

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Sonoco Reports 3rd Qtr Financial Results – page 3

“During the fourth quarter of 2004, we expect to benefit from previously and newly implemented price increases and continued year-over-year volume improvement, our previously implemented cost reductions, continued productivity improvements, the acquisition of CorrFlex Graphics, LLC, and reduced expenses resulting from the new Medicare Prescription Drug program,” said DeLoach. “Assuming no significant change in the current rate of volume improvement or in prices, the Company expects fourth quarter 2004 earnings to be in the range of $.40 to $.43 per diluted share, excluding any restructuring charges which cannot be estimated at this time. This guidance does, however, include a favorable impact of $.02 per diluted share related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which was not included in previous guidance estimates,” DeLoach stated.

Segment Review

As previously reported, at the request of the staff of the Securities and Exchange Commission and in conjunction with its acquisition of CorrFlex Graphics, LLC (“CorrFlex”), Sonoco has reviewed the appropriateness of disclosures about its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, ‘Disclosures about Segments of an Enterprise and Related Information’ (FAS 131). As a result of this review, the Company has revised its reportable segments on a prospective basis beginning with the third quarter of 2004. The Company now reports results in three segments, Consumer Packaging, Engineered Carriers and Paper, and Packaging Services. Sonoco also reports certain smaller operations as All Other Sonoco. The Consumer Packaging segment includes the following products and services: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures. The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; paperboard; and fiber-based construction tubes and forms. The Packaging Services segment includes the following services: packaging fulfillment; product handling; brand management; and supply chain management. All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging. Additional information on the Company’s reportable segments is available in the Current Report on Form 8-K that was filed with the Securities and Exchange Commission on October 14, 2004.

The Company previously reported in two segments, Consumer Packaging and Industrial Packaging. The Consumer Packaging segment included the following products and services: rigid paper and plastic packaging (both round and shaped); printed flexible packaging; metal and plastic ends and closures; specialty packaging; and packaging services. The Industrial Packaging segment included the following products and services: high-performance paper, plastic and composite engineered carriers; paperboard; wooden, metal and composite reels for wire and cable packaging; fiber-based construction tubes and forms; custom designed protective packaging; and supply chain management capabilities.

These changes in disclosures did not result in any change in the Company’s reported consolidated net income for previous periods.

Consumer Packaging

The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.

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Sonoco Reports 3rd Qtr Financial Results – page 4

Third quarter 2004 sales for the Consumer Packaging segment were $291.3 million, versus $258.6 million in the same period for 2003. Operating profit for this segment was $21 million in the third quarter of 2004, versus $17.9 million in the third quarter of 2003.

Sales in the Consumer Packaging segment were up year-over-year in the third quarter, primarily due to the impact of increased volume in composite cans, rigid plastic containers and flexible packaging. Operating profit for the third quarter of 2004 increased due to productivity improvements and cost reductions resulting from restructuring actions taken in 2003, in addition to increased volume, offset by the negative impact of the movement of production between certain plants.

Engineered Carriers and Paper

The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; paperboard; and fiber-based construction tubes and forms.

Third quarter 2004 sales for the Engineered Carriers and Paper segment were $343.2 million, versus $315.2 million in the same period in 2003. Operating profit for the Engineered Carriers and Paper segment for the third quarter 2004 was $31.2 million, versus $24.9 million in the third quarter of 2003.

Third quarter sales in 2004 in this segment increased primarily due to the favorable impact of increased volume and increased selling prices of domestic engineered carriers and paperboard, and increased selling prices of recovered paper. Operating profit for this segment increased as a result of higher volume, increased prices, productivity improvements and cost reductions resulting from restructuring actions taken in 2003, partially offset by increased OCC prices and higher energy costs.

Packaging Services

The Packaging Services segment includes the following services: packaging fulfillment; product handling; brand management; and supply chain management. This segment also includes the production of folding cartons.

Third quarter 2004 sales for the Packaging Services segment were $97.6 million, versus $47.5 million in the same period in 2003. Operating profit for this segment was $8.8 million, versus $2.4 million in the third quarter of 2003.

Sales and operating profit in the Packaging Services segment were up primarily due to the acquisition of CorrFlex Graphics, LLC.

All Other Sonoco

All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

Third quarter 2004 sales for All Other Sonoco were $79 million, versus $65.9 million in the same period in 2003. Operating profits for All Other Sonoco were $7.5 million in the third quarter of 2004, versus $3.5 million in the same period in 2003.

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Sonoco Reports 3rd Qtr Financial Results – page 5

Third quarter sales in 2004 in All Other Sonoco increased, compared with the same period last year, primarily due to volume increases in molded and extruded plastics, wire and cable reels, and protective packaging. Operating profit for All Other Sonoco in the third quarter of 2004 increased primarily as a result of higher volumes, productivity improvements and cost reductions resulting from restructuring actions taken in 2003.

Corporate

Depreciation and amortization expense for the third quarter of 2004 was $41.2 million, compared with $40.8 million in 2003. Net interest expense for the third quarter of 2004 decreased $.8 million, compared with the same period in 2003, primarily due to lower average interest rates.

The effective tax rate for continuing operations for the nine-month period ending September 26, 2004, was 27.6 percent, compared with 38.4 percent for the same period in 2003. Included in the effective tax rate for the nine months ended September 26, 2004, is the impact of the recognition of certain tax benefits totaling $9.1 million due to the Internal Revenue Service closing its examination of the Company’s tax returns for years 1999 through 2001, certain non-deductible foreign restructuring charges and reduced costs associated with the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Included in the effective tax rate for the nine months ended September 28, 2003, is the impact of certain non-deductible foreign restructuring charges.

As previously mentioned, the Company recorded a charge of $5.6 million ($3.6 million after-tax) to recognize commitments to pay future costs associated with new executive officer life insurance that will replace split dollar life agreements made with key executives since 1995. Those split dollar agreements were not able to be maintained due to recent changes in federal income tax laws and other regulatory changes. The replacement benefits for the affected employees have been provided by the Company to meet the intent and commitments of the previous plan.

On April 19, 2004, the Company announced that it had signed a definitive agreement with Ahlstrom Corporation, Helsinki, Finland (“Ahlstrom”) to combine each of the companies’ respective European paper-based tube/core and coreboard operations into a joint venture that will operate under the name Sonoco-Alcore S.a.r.l. The Company, which will contribute to the joint venture ownership positions in 25 tube and core plants and six paper mills, will hold a 64.5 percent interest in the joint venture. Ahlstrom will contribute 14 tube and core plants and one paper mill and will hold a 35.5 percent interest in the joint venture. On October 6, 2004, the European Commission announced that it had approved the creation of this joint venture, subject to certain conditions. The Company expects to finalize this transaction in the fourth quarter 2004.

Sonoco, founded in 1899, is a $2.8 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 36 countries serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com.

Conference Call

Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today, Wednesday, October 20, 2004, at 2:00 p.m. EDT. The conference call can be accessed in a “listen only” mode via the Internet at www.firstcallevents.com/service/ajwz410249152gf12.html. A replay will be available through the Investor Information section of the Sonoco Website at http://www.sonoco.com for six months after the conference.

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Sonoco Reports 3rd Qtr Financial Results – page 6

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

Information about the Company’s use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company’s financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.

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SONOCO REPORTS THIRD QUARTER, NINE MONTHS RESULTS – Page 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003
Sales	$811,117	$687,315	$2,270,435	$2,028,362
Cost of sales	657,572	566,900	1,852,159	1,660,270
Selling, general and administrative expenses	85,093	71,611	228,017	210,295
Restructuring charges	1,148	24,170	8,244	33,135

Income before interest and taxes	67,304	24,634	182,015	124,662
Interest expense	12,962	13,141	34,403	39,850
Interest income	(1,249)	(630)	(3,620)	(1,586)

Income before income taxes	55,591	12,123	151,232	86,398
Provision for income taxes	17,542	4,225	41,802	33,141

Income before equity in earnings of affiliates/ minority interest in subsidiaries	38,049	7,898	109,430	53,257
Equity in earnings of affiliates/minority interest in subsidiaries	2,891	2,559	6,805	5,883

Income from continuing operations	40,940	10,457	116,235	59,140
Income from discontinued operations (net of income taxes)	—	3,243	—	6,391

Net income	$40,940	$13,700	$116,235	$65,531

Average shares outstanding — diluted	99,035	97,226	98,640	97,047
Diluted earnings per share	$.41	$.14	$1.18	$.68

Dividends per common share	$.22	$.21	$.65	$.63

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 26, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$75,687	$84,854
Trade accounts receivables	417,428	320,676
Other receivables	41,790	33,066
Inventories	288,059	252,196
Prepaid expenses and deferred taxes	72,070	64,473

	895,034	755,265
Property, plant and equipment, net	942,672	923,569
Goodwill	531,514	383,954
Other assets	494,544	457,845

	$2,863,764	$2,520,633

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$498,014	$450,642
Notes payable and current portion of long-term debt	206,517	201,367
Taxes on income	9,531	27,585

	714,062	679,594
Long-term debt	690,899	473,220
Pension and other postretirement benefits	150,676	137,494
Deferred income taxes and other	229,485	216,165
Shareholders’ equity	1,078,642	1,014,160

	$2,863,764	$2,520,633

Prior year data has been reclassified to conform to the current year presentation.

SONOCO REPORTS THIRD QUARTER, NINE MONTHS RESULTS — Page 8

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003
Net Sales
Consumer Packaging	$291,302	$258,619	$820,451	$765,203
Engineered Carriers and Paper	343,218	315,244	999,098	927,114
Packaging Services	97,645	47,543	221,021	137,839
All Other Sonoco	78,952	65,909	229,865	198,206

Consolidated	$811,117	$687,315	$2,270,435	$2,028,362

Income before income taxes:
Consumer Packaging – Operating Profit	$20,987	$17,928	$58,489	$60,213
Engineered Carriers and Paper – Operating Profit	31,211	24,904	88,818	76,845
Packaging Services – Operating Profit	8,763	2,429	19,363	6,226
All Other Sonoco – Operating Profit	7,491	3,543	23,589	14,513
Restructuring charges	(1,148)	(24,170)	(8,244)	(33,135)
Interest, net	(11,713)	(12,511)	(30,783)	(38,264)

Consolidated	$55,591	$12,123	$151,232	$86,398

Prior year data has been reclassified to conform to the current year presentation.

Does not include the operating results of the High Density Film business, which are shown on the Condensed Consolidated Statements of Income as “Income from discontinued operations (net of income taxes).”